Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2014
Earnings and Quarterly Dividend Payment

Morrisville, VT April 16, 2014 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the quarter ended March 31, 2014 of $1.76 million, or $.40 per share, compared to $1.74 million, or $.39 per share, for 2013. Net income increased $27 thousand, or 1.6%, despite an increase in the provision for loan losses of $15 thousand, or 25%, a reduction in noninterest income of $193 thousand, or 8.9%, and an increase in salaries and wages of $90 thousand, or 4.2%. However, these items were positively offset by an increase in net interest income of $246 thousand, or 4.7%, and a net reduction of $80 thousand, or 2.6% in noninterest expenses excluding salaries and wages. Noninterest income declined in 2014 compared to 2013 primarily due to a reduction in gain on sale of real estate loans of $234 thousand and a decrease of $86 thousand in net mortgage servicing rights income, offset by an increase in other service charges of $107 thousand and an increase in gains on sales of securities of $41 thousand. Noninterest expenses increased $10 thousand for the quarter ended March 31, 2014 compared to the same period for 2013. The net increase was the result of an increase in salaries and wages of $90 thousand for the quarter ended March 31, 2014 compared to the same period for 2013 due to annual salary increases and hiring of employees for open positions in mid 2013 that were vacant during the first quarter of 2013, an increase in occupancy expenses of $8 thousand, offset by a decrease in pension and employee benefits of $16 thousand, a decrease in equipment expenses of $39 thousand, and a decrease of $33 thousand in other expenses.

Total loans grew to $476.5 million as of March 31, 2014 from $450.0 million as of March 31, 2013. The increase is attributable to growth in construction loans, commercial and commercial real estate loans, and municipal loans. Interest rate risk management strategies continued to include sales of qualifying residential mortgages to the secondary market. Loans totaling $20.3 million were sold during the first quarter of 2014 compared to sales of $33.7 million in the first quarter of 2013. Loans serviced for others grew to $326.2 million, or 19.7% as of March 31, 2014 from $272.5 million as of March 31, 2013. Total deposits reached $517.7 million compared to the prior year of $496.2 million, or growth of $21.4 million, or 4.3%. The Company had total capital of $50.8 million with a book value per share of $11.39 as of March 31, 2014 compared to $45.7 million and $10.24 per share at March 31, 2013.

A quarterly cash dividend of $.26 per share was declared on April 16, 2014, payable May 8, 2014 to shareholders of record April 26, 2014.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, investment management, trust, and commercial banking services throughout northern Vermont and northwestern New Hampshire. The Company operates 12 banking offices, a loan center and 28 ATM facilities in Vermont; 4 branches and 5 ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender, participates in the Federal Home Loan Bank's Equity Builder Program, and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.